Exhibit 99.1

Press Release July 17, 2024
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2024 Results

FORT WAYNE, INDIANA, July 17, 2024 / PRNewswire /

Second Quarter 2024 Performance Highlights:

▪	Steel shipments of 3.2 million tons

▪	Net sales of $4.6 billion, operating income of $559 million, net income of $428 million, and adjusted EBITDA of $686 million

▪	Cash flow from operations of $383 million

▪	Strong liquidity of $2.7 billion as of June 30, 2024

▪	Share repurchases of $309 million of the company’s common stock, representing 1.5 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2024 financial results. The company reported second quarter 2024 net sales of $4.6 billion and net income of $428 million, or $2.72 per diluted share. Comparatively, the company’s sequential first quarter 2024 net income was $584 million, or $3.67 per diluted share and prior year second quarter net income was $812 million, or $4.81 per diluted share.

“The teams delivered a solid performance, achieving second quarter 2024 operating income of $559 million and adjusted EBITDA of $686 million,” said Mark D. Millett, Chairman and Chief Executive Officer. “Given our proven through-cycle cash generation, we also maintained strong liquidity of $2.7 billion, while also investing $419 million in our organic growth projects and distributing $382 million to our shareholders through cash dividends and share repurchases. Across the company, our teams performed well, while keeping each other safe.

“Underlying steel demand was stable in the second quarter,” continued Millett. “However, earnings declined sequentially due to lower realized selling values in our steel operations which more than offset our improved earnings from metals recycling and steady earnings from our steel fabrication business. During the quarter, we experienced customer order inconsistency within the steel platform despite the steady underlying demand dynamics, as scrap prices further declined and customers continued to manage to very low inventory levels. Additionally, the U.S. also experienced a significant increase in steel imports, especially within coated flat rolled steel products.

“As fundamental steel demand remains constructive, customer inventories remain incredibly low, and scrap prices have steadied, we believe steel pricing has reached a pivot point to the upside. In support, we have seen a positive trend in steel order activity in recent weeks, especially for our flat rolled steel coated products.”

Second Quarter 2024 Comments

Second quarter 2024 operating income for the company’s steel operations was $442 million, lower than sequential results, as realized selling values declined more than scrap costs in the quarter. The second quarter 2024 average external product selling price for the company’s steel operations decreased $63 per ton sequentially to $1,138 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $29 sequentially to $388 per ton. The company’s Sinton Texas Flat Roll Steel Mill team completed needed changes to gain full access to its melting capacity this week. The company believes Sinton’s production utilization rate will increase from 60 percent for the first half of the year to approximately 75 percent for the second half of 2024, with full availability in 2025.

Compared to the sequential first quarter, second quarter 2024 operating income from the company’s metals recycling operations increased 42 percent to $32 million, based on increased demand supporting higher volume and expanded metal spread. Domestic steel production utilization remained steady compared to the sequential first quarter of 2024. The metals recycling team did an excellent job executing in a challenging scrap price environment during the first half of 2024.

The company’s steel fabrication operations achieved strong operating income of $181 million in the second quarter 2024 aligned with sequential first quarter results of $178 million, based on increased volume. The steel fabrication order backlog extends through the fourth quarter 2024, at historically strong pricing levels. In addition, the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure program and industrial buildouts, supports a strong future demand environment.

Year-to-Date June 30, 2024 Comparison

For the six months ended June 30, 2024, net income was $1.0 billion, or $6.39 per diluted share, with net sales of $9.3 billion, as compared to net income of $1.4 billion, or $8.49 per diluted share, with net sales of $10.0 billion for the same period in 2023.

First half 2024 net sales decreased six percent to $9.3 billion and operating income declined 31 percent to $1.3 billion, when compared to the same period in 2023. Decreased earnings were the result of lower volume and pricing from the company’s steel fabrication operations during the period. First half 2024 operating income from the company’s steel fabrication operations was $359 million, compared to $1.0 billion in the same prior year period. First half 2024 operating income from the company’s steel operations was $1.1 billion, compared to $1.0 billion for the same prior year period. The average first half 2024 external selling price for the company's steel operations increased $7 per ton to $1,169 per ton compared to the first half 2023, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $25 per ton to $403 per ton.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $738 million in the first half 2024, representing a strong first half performance. The company also invested $793 million in capital investments, paid cash dividends of $141 million, and repurchased $607 million of its outstanding common stock, representing three percent of its outstanding shares, while maintaining strong liquidity of $2.7 billion.

Outlook

“We remain confident that market conditions are in place for domestic steel consumption to be solid in the second half of 2024,” said Millett. “Order entry has improved in many of our businesses, and we expect steel pricing to firm. We believe the automotive, non-residential construction, and industrial sectors will remain steady this year. The continued onshoring of manufacturing businesses, combined with the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs, will competitively position the domestic steel industry. We believe this will benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“We continue to ramp up our four new value-added flat rolled steel coating lines that began operating earlier this year. The teams have produced prime quality galvanized and painted products on all four lines in record time. We will be benefitting from this additional 1.1 million tons of value-added steel products in the second half of this year and fully in 2025. These projects enhance our differentiated supply-chain capabilities, while also increasing our higher-margin steel product offerings which already represent upwards of 65 percent of our steel revenues.

“We are also quickly progressing on our aluminum flat rolled products mill construction and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “We plan to begin operating the aluminum flat rolled mill mid-2025. We have intentionally grown with our customers’ needs, providing efficient sustainable supply chain solutions for the highest quality products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive, industrial, and construction sectors. Our customers and our people are incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance from the rest of the industry. We are competitively positioned and focused to generate long-term sustainable value,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2024 operating and financial results on Thursday, July 18, 2024, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 25, 2024.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2024	2023	2024	2023	March 31, 2024
Net sales	$4,632,634	$5,081,630	$9,326,637	$9,974,836	$4,694,003
Costs of goods sold	3,857,797	3,774,772	7,571,002	7,611,856	3,713,205
Gross profit	774,837	1,306,858	1,755,635	2,362,980	980,798

Selling, general and administrative expenses	160,016	141,209	319,523	285,518	159,507
Profit sharing	48,053	90,990	110,705	160,565	62,652
Amortization of intangible assets	7,645	10,924	15,309	17,802	7,664
Operating income	559,123	1,063,735	1,310,098	1,899,095	750,975

Interest expense, net of capitalized interest	12,719	20,767	24,697	43,274	11,978
Other (income) expense, net	(18,708)	(31,348)	(45,492)	(66,284)	(26,784)
Income before income taxes	565,112	1,074,316	1,330,893	1,922,105	765,781

Income tax expense	133,422	258,139	311,703	461,595	178,281
Net income	431,690	816,177	1,019,190	1,460,510	587,500
Net income attributable to noncontrolling interests	(3,692)	(4,070)	(7,151)	(11,093)	(3,459)
Net income attributable to Steel Dynamics, Inc.	$427,998	$812,107	$1,012,039	$1,449,417	$584,041

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.73	$4.83	$6.42	$8.54	$3.68

Weighted average common shares outstanding	156,856	168,009	157,761	169,803	158,666

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.72	$4.81	$6.39	$8.49	$3.67

Weighted average common shares and share equivalents outstanding	157,579	168,865	158,467	170,672	159,354

Dividends declared per share	$0.46	$0.425	$0.92	$0.85	$0.46

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2024	2023
Assets	(unaudited)
Current assets
Cash and equivalents	$829,980	$1,400,887
Short-term investments	418,367	721,210
Accounts receivable, net	1,775,392	1,608,307
Inventories	3,073,637	2,894,632
Other current assets	141,635	162,790
Total current assets	6,239,011	6,787,826

Property, plant and equipment, net	7,433,564	6,734,218

Intangible assets, net	242,450	257,759

Goodwill	477,471	477,471

Other assets	668,761	651,146
Total assets	$15,061,257	$14,908,420
Liabilities and Equity
Current liabilities
Accounts payable	$1,213,408	$1,088,330
Income taxes payable	6,070	5,524
Accrued expenses	620,832	778,455
Current maturities of long-term debt	815,642	459,987
Total current liabilities	2,655,952	2,332,296

Long-term debt	2,212,802	2,611,069

Deferred income taxes	928,321	944,768

Other liabilities	143,968	180,760
Total liabilities	5,941,043	6,068,893

Commitments and contingencies

Redeemable noncontrolling interests	171,212	171,212

Equity
Common stock	651	651
Treasury stock, at cost	(6,489,369)	(5,897,606)
Additional paid-in capital	1,207,771	1,217,610
Retained earnings	14,413,148	13,545,590
Accumulated other comprehensive income (loss)	(1,428)	421
Total Steel Dynamics, Inc. equity	9,130,773	8,866,666
Noncontrolling interests	(181,771)	(198,351)
Total equity	8,949,002	8,668,315
Total liabilities and equity	$15,061,257	$14,908,420

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating activities:
Net income	$431,690	$816,177	$1,019,190	$1,460,510

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,053	110,970	232,305	218,664
Equity-based compensation	13,013	11,678	28,625	27,756
Deferred income taxes	4,577	43,380	(16,447)	52,388
Other adjustments	(6,403)	1,541	12,302	(8,465)
Changes in certain assets and liabilities:
Accounts receivable	(36,332)	(16,971)	(167,085)	(87,893)
Inventories	(46,645)	(55,158)	(179,670)	85,954
Other assets	1,973	(4,923)	(10,203)	2,919
Accounts payable	(27,251)	(114,013)	2,248	3,299
Income taxes receivable/payable	(145,676)	(85,486)	19,988	103,761
Accrued expenses	76,562	100,611	(203,475)	(317,304)
Net cash provided by operating activities	382,561	807,806	737,778	1,541,589

Investing activities:
Purchases of property, plant and equipment	(419,166)	(358,280)	(793,476)	(584,599)
Purchases of short-term investments	(63,180)	(165,052)	(269,053)	(521,829)
Proceeds from maturities of short-term investments	298,314	267,969	571,308	539,076
Other investing activities	(25,554)	(217,905)	(11,299)	(215,562)
Net cash used in investing activities	(209,586)	(473,268)	(502,520)	(782,914)

Financing activities:
Issuance of current and long-term debt	580,613	327,132	959,881	721,042
Repayment of current and long-term debt	(590,053)	(321,143)	(1,003,992)	(726,422)
Dividends paid	(72,624)	(72,323)	(140,632)	(131,121)
Purchase of treasury stock	(309,064)	(380,206)	(607,123)	(734,203)
Other financing activities	8,778	(17,579)	(14,330)	(41,028)
Net cash used in financing activities	(382,350)	(464,119)	(806,196)	(911,732)

Decrease in cash, cash equivalents, and restricted cash	(209,375)	(129,581)	(570,938)	(153,057)
Cash, cash equivalents, and restricted cash at beginning of period	1,044,901	1,610,443	1,406,464	1,633,919
Cash, cash equivalents, and restricted cash at end of period	$835,526	$1,480,862	$835,526	$1,480,862

Supplemental disclosure information:
Cash paid for interest	$41,037	$41,781	$50,364	$51,377
Cash paid for income taxes, net	$273,323	$308,055	$301,713	$312,758

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Second Quarter		Year to Date
	2024	2023	2024	2023	1Q 2024
External Net Sales
Steel	$3,132,232	$3,449,555	$6,498,469	$6,538,045	$3,366,237
Steel Fabrication	472,832	779,409	920,011	1,648,177	447,179
Metals Recycling	586,432	592,373	1,155,905	1,175,841	569,473
Other	441,138	260,293	752,252	612,773	311,114
Consolidated Net Sales	$4,632,634	$5,081,630	$9,326,637	$9,974,836	$4,694,003
Operating Income (Loss)
Steel	$442,317	$702,340	$1,116,965	$1,048,818	$674,648
Steel Fabrication	180,780	462,121	359,161	1,013,434	178,381
Metals Recycling	32,132	40,292	54,767	83,222	22,635
Aluminum	(19,248)	(3,411)	(32,779)	(5,833)	(13,531)
	635,981	1,201,342	1,498,114	2,139,641	862,133

Non-cash amortization of intangible assets	(7,645)	(10,924)	(15,309)	(17,802)	(7,664)
Profit sharing expense	(48,053)	(90,990)	(110,705)	(160,565)	(62,652)
Non-segment operations	(21,160)	(35,693)	(62,002)	(62,179)	(40,842)
Consolidated Operating Income	$559,123	$1,063,735	$1,310,098	$1,899,095	$750,975
Adjusted EBITDA
Net income	$431,690	$816,177	$1,019,190	$1,460,510	$587,500
Income taxes	133,422	258,139	311,703	461,595	178,281
Net interest expense (income)	(7,867)	(4,754)	(22,194)	(8,224)	(14,327)
Depreciation	107,849	98,438	213,879	197,648	106,030
Amortization of intangible assets	7,645	10,924	15,309	17,802	7,664
EBITDA	672,739	1,178,924	1,537,887	2,129,331	865,148
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	818	(18,433)	(529)	(26,575)	(1,347)
Equity-based compensation	12,855	11,500	27,680	25,377	14,825
Adjusted EBITDA	$686,412	$1,171,991	$1,565,038	$2,128,133	878,626

Other Operating Information
Steel
Average external sales price (Per ton)	$1,138	$1,251	$1,169	$1,162	$1,201
Average ferrous cost (Per ton melted)	$388	$444	$403	$428	$417
Flat Roll shipments
Butler, Columbus, and Sinton	1,943,583	1,903,949	3,936,888	3,833,741	1,993,305
Steel Processing divisions *	429,279	420,480	847,826	856,082	418,547
Long Product shipments
Structural and Rail Division	425,295	478,985	866,216	974,536	440,921
Engineered Bar Products Division	195,766	216,163	387,139	447,886	191,373
Roanoke Bar Division	130,109	148,313	255,029	305,337	124,920
Steel of West Virginia	79,168	97,276	165,696	192,732	86,528
Total Shipments (Tons)	3,203,200	3,265,166	6,458,794	6,610,314	3,255,594

External Shipments (Tons)	2,753,117	2,756,922	5,556,686	5,626,243	2,803,569

Steel Mill Production (Tons)	2,802,086	2,898,629	5,794,104	5,837,661	2,992,018

Metals Recycling
Nonferrous shipments (000's of pounds)	304,017	279,763	593,453	565,600	289,436
Ferrous shipments (Gross tons)	1,507,229	1,520,164	2,960,848	2,972,985	1,453,619
External ferrous shipments (Gross tons)	591,120	577,979	1,128,093	1,145,382	536,973
Steel Fabrication
Average sales price (Per ton)	$2,978	$4,384	$3,055	$4,698	$3,141
Shipments (Tons)	159,069	177,819	302,911	350,840	143,842

Effective the fourth quarter 2023, we added a new reporting segment, Aluminum Operations. All prior periods presented have been recast to reflect those changes.
*	Includes Heartland, The Techs and United Steel Supply operations